CARVER BANCORP, INC. ANNOUNCES CHIEF FINANCIAL OFFICER NOTICE OF DEPARTURE

New York, New York, January 12, 2016 -- Carver Bancorp, Inc. (the “Company”) (Nasdaq: CARV), the holding company for Carver Federal Savings Bank, today announced that David Toner will be stepping down as Chief Financial Officer, effective on or about February 18, 2016, to pursue other opportunities. Mr. Toner will continue to serve as CFO until that time and will assist with the transition. The Company has initiated a search to identify a successor, and will provide additional information on the search process in the weeks ahead. Mr. Toner joined Carver Bancorp, Inc. in 2009 and has served as CFO since 2013.

About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver was founded in 1948 to serve African-American communities whose residents, businesses, and institutions had limited access to mainstream financial services. As part of Carver’s mission to promote economic development and revitalize underserved communities, the Bank has been designated by the U.S. Department of the Treasury as a Community Development Financial Institution. Carver is the largest African- and Caribbean-American managed bank in the United States, with nine full-service branches in the New York City boroughs of Brooklyn, Manhattan, and Queens. For further information, please visit the Company's website at www.carverbank.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

Contacts:
Michael Herley/Ruth Pachman
Kekst
(212) 521-4897/4891
michael-herley@kekst.com
ruth-pachman@kekst.com